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                                 EXHIBIT 10.45





September 23, 1996



Mr. Steven Dmiszewicki
8605 Bell Grove Way
Raleigh, North Carolina  27615


Dear Steve:

This supersedes the letter sent to you on September 20, 1996.

I am delighted to extend our offer for you to rejoin Seer Technologies, Inc. The details of your offer are:

Position:      Senior Vice President & Chief Financial Officer; member of the
               Executive Committee

Reporting to:  President & Chief Executive Officer, Tom Wilson

Location:      Cary, North Carolina


Compensation

You will be paid on the 15th and 30th of the month at a rate of $6,666.66 per pay period ($160,000 annualized).

In addition, you will be eligible to participate in a discretionary bonus program based upon the company's performance and attainment of your individual goals. Your bonus potential is anticipated to be between 25-50% of base. For the fiscal year ending September 30, 1997, your minimum bonus will be $40,000.00, so long as you are an employee in good standing on the date bonuses are paid, typically on December 15th.

In the event of your termination other than for cause during your first twenty-four months with Seer, your base salary will be continued for twelve months, or until you are employed full-time, whichever is sooner.



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Offer of Employment
Steve Dmiszewicki
23 Sept 96
Page 2 of 3



Benefits

As a full-time employee, you will be eligible for life, health and dental insurance (including family coverage, if you opt for it) effective your first day of work. Disability insurance becomes available after 90 days.

Vacation & Holiday

As a Vice President, you are entitled to four weeks of paid vacation, prorated in the first year until December 31. In addition, Seer observes eight standard holidays and provides for two "floating" personal choice holidays.

Stock

Subject to the approval of the Board of Directors, you will receive options to purchase (a) 100,000 shares of Seer Technologies, Inc. stock upon commencing employment with the company and, (b) an additional 50,000 options on October 1, 1997, so long as you are a full-time employee in good standing on that date.

Sign-On Bonus

Upon starting your employment with us, you will receive a bonus of $100,000. This amount must be repaid to Seer if you resign from the company before January 1, 1998.

Requirements Prior to Your Start

As part of your employment offer, Seer requires that you sign certain non-competition and assignment of invention agreements, copies of which are enclosed, before you begin work. In compliance with the Immigration Reform Act 1986, you must show proof of your eligibility for employment in the United States on your first day of work.

It is a fundamental policy of Seer that it does not hire employees or consultants in order to obtain access to trade secrets or proprietary information of any of their former employers. By accepting this job offer, you represent that (I) you will not violate the terms of any non-competition, non-- disclosure and non-solicitation agreements to which you may be bound by any prior employer and (ii) you will not use any files or materials in connection with your employment with Seer that are trade secrets of or proprietary information to another firm.

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Offer of Employment
Steve Dmiszewicki
23 Sept 96
Page 3 of 3



Statement on Employment at Will

I am delighted that you have expressed an interest in returning to Seer Technologies. However, your employment with Seer is terminable at any time by you or us and this letter does not guarantee employment or constitute an employment agreement or contract for a year or for any other specified term.

I look forward to receiving your signed acceptance of our offer along with one signed copy of the "Employee Non-Competition Agreement."



Sincerely,
Seer Technologies, Incorporated



/s/ Irene Y. Wong
Worldwide Director, Human Resources



Accepted: _________________________

Start Date: _______________________

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